Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Gen Digital Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Contingent Value Rights(4)	457(c), 457(f)(1) and 457(g)	12,817,301(1)	N/A	$58,190,546.54	0.0001531	$8,908.97
	Equity	Common Stock issuable upon settlement of Contingent Value Rights	457(c), 457(f)(1) and 457(g)	9,671,848(2)	N/A	N/A	N/A	N/A(4)
Fees Previously Paid	N/A							—
	Total Offering Amounts					$58,190,546.54		$8,908.97
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$8,908.97

(1)
Represents the estimated maximum number of contingent value rights (“CVRs”) issuable pursuant to the merger and is equal to the sum of: (i) 11,305,744, the number of shares of MoneyLion Class A common stock, par value $0.0001 per share (“MoneyLion common stock”), outstanding as of January 27, 2025 (excluding treasury shares), (ii) 9,238, the number of shares of MoneyLion common stock issuable in respect of MoneyLion restricted stock units that are expected to vest in accordance with the terms of the merger agreement, (iii) 159,250, the number of shares of MoneyLion common stock that are expected to be issuable in respect of MoneyLion performance restricted stock units granted pursuant to any of MoneyLion’s stock plans or otherwise outstanding immediately prior to the completion of the merger, (iv) 489,736, the number of shares of MoneyLion common stock issuable upon the exercise of MoneyLion in-the-money option awards to purchase shares of MoneyLion common stock granted pursuant to any of MoneyLion’s stock plans or otherwise, whether vested or unvested, but that are expected to be unexpired, unexercised and outstanding immediately prior to the completion of the merger and (v) 853,333, the number of shares of MoneyLion common stock issuable in respect of 583,333 public warrants shares and 270,000 private placement warrant shares, in each case, that are expected to be outstanding immediately prior to the completion of the merger.

(2)
The maximum number of shares of Gen Digital common stock, par value $0.01 (“Gen Digital common stock”), issuable upon settlement of CVRs are being simultaneously registered hereunder. Each CVR represents the right to receive a one-time payment of $23.00, payable in shares of Gen Digital common stock, on or after the closing date of the merger, based on an assumed share price of $30.48 per share, if, on any date from December 10, 2024 to the second anniversary of the closing of the merger, the average volume weighted average price of Gen Digital common stock for the prior 30 consecutive trading days is equal to or greater than $37.50 (subject to certain adjustments) or Gen Digital undergoes a change of control.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum aggregate offering price of the securities was calculated based on (i) the product of (x) 12,817,301 (the estimated maximum number of shares of MoneyLion common stock to be exchanged in connection with the merger) and (y) $86.54 (the average of the high and low prices of MoneyLion common stock on the New York Stock Exchange as of January 28, 2025) less (ii) $1,051,018,682 (the estimated cash consideration that would be paid by Gen Digital in connection with the merger at $82.00 per share of outstanding MoneyLion common stock).

(4)
No additional registration fee is payable pursuant to Rule 457(g) promulgated under the Securities Act.